NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

The following Nominating and Corporate Governance Committee Charter was adopted by the Board of Directors of Phreadz, Inc. Company. (the “Company”):

1.           Members. The Board of Directors will appoint a Nominating and Corporate Governance Committee of three (3) members, consisting of two (2) “independent” directors of the Board. “Independent” means a director who meets the definition of “independence” under applicable securities legislation and the stock exchange or trading market upon which the Company’s shares are listed for trading, as confirmed by the Board of Directors.  Each member of the Nomination and Corporate Governance Committee shall be subject to annual reconfirmation and may be removed by the Board at any time. If there is not two (2) independent directors available on the BOD then the entire Board by default becomes the Nominating Committee.

2.           Purposes, Duties and Responsibilities. The Nominating and Corporate Governance Committee assists the Board of Directors in identifying, screening and recommending qualified candidates to serve as directors of the Company and in advising on oversight of the Board of Directors’ governance procedures. Specifically, the Nominating and Corporate Governance Committee will:

(a)      Recommend to the Board candidates for election or re-election to the Board at each annual meeting of shareholders of the Company.

(b)      Recommend to the Board candidates for election by the Board to fill vacancies occurring on the Board.

(c)      Consider nominees recommended by shareholders of the Company.

(d)      Make recommendations to the Board concerning the selection criteria to be used by the Committee in seeking nominees for election to the Board. In making its recommendations, the Nominating and Corporate Governance Committee will consider: (a) the competencies and skills that the Board considers to be necessary for the Board, as a whole, to possess; (b) the competencies and skills that the Board considers each existing director to possess; (c) the competencies and skills each new nominee will bring to the boardroom; and (d) whether or not each new nominee can devote sufficient time and resources to his or her duties as a Board member.

(e)      Aid in attracting qualified candidates to serve on the Board.

(f)       Make recommendations to the Board concerning the structure, composition and functioning of the Board and all Board committees.

(g)      Make recommendations to the Board concerning the Company’s approach to corporate governance.

(h)      Review Board meeting procedures, including the appropriateness and adequacy of the information supplied to directors prior to and during Board meetings.

(i)       Review and recommend retirement policies for directors.

(j)       Periodically receive and consider recommendations from the CEO regarding succession at the CEO and other senior officer levels.

(k)      Have the authority to engage and compensate any outside advisor at the Company’s expense where considered necessary by the Nominating and Corporate Governance Committee to carry out its duties.

(l)       Make reports and recommendations to the Board of Directors within the scope of its functions.

(m)     Review the Committee Charter from time to time and recommend any changes thereto to the Board.

3.           Meetings. The Nominating and Corporate Governance Committee will meet as often as it deems necessary or appropriate, in its judgment, either in person or by telephone, and at such times and places as the Committee determines. The majority of the members of the Nominating and Corporate Governance Committee constitute a quorum and shall be empowered to act on behalf of the Nominating and Corporate Governance Committee.  Minutes shall be kept of each meeting of the Nominating and Corporate Governance Committee.  The Chairman of the Committee will be appointed by the members of the Committee.